As filed with the Securities and Exchange Commission on July 29, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FERROGLOBE PLC
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

13 Chesterfield Street

London W1J 5JN, United Kingdom

United Kingdom

Tel: +44-(0)750-130-8322
(Address and telephone number of registrant’s principal executive offices)

Globe Specialty Metals, Inc.
1595 Sparling Road

Waterford, OH

45786 Washington County

United States
Tel: +1 (790)984-2361
(Name, address and telephone number of agent for service)

Copies to
Brett Nadritch

Tim Peterson
Milbank LLP
55 Hudson Yards

New York, NY 10001-2163
United States

Telephone: (212)-530-5000
Facsimile: (212)-530-5219

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

☐          Emerging growth company

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Offering price per ordinary share(1)	Aggregate offering price(1)	Amount of registration fee
Ordinary shares, par value $0.01	8,913,872	$5.52	$49,204,573	$5,368

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the U.S. Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the registrant’s ordinary shares as reported on the Nasdaq Capital Market on July 26, 2021.

Ferroglobe PLC (the “Registrant”) hereby amends this Registration Statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 29, 2021

PROSPECTUS

FERROGLOBE PLC

8,913,872 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders identified herein or their pledgees, donees, transferees of an aggregate of 8,913,872 ordinary shares, par value $0.01 per share, of Ferroglobe PLC. We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders in the offering described in this prospectus.

This prospectus describes the general manner in which the ordinary shares may be offered and sold by the selling shareholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus.

The selling shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the selling shareholders may sell their ordinary shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

Our ordinary shares are admitted for trading on the Nasdaq Capital Market under the symbol “GSM”. The last reported closing price of our ordinary shares on the Nasdaq Capital Market on July 28, 2021 was $5.53.

As a foreign private issuer and “controlled company” within the meaning of the rules of Nasdaq, we are subject to different U.S. securities laws and Nasdaq governance standards than domestic U.S. issuers of securities. These may afford relatively less protection to holders of our ordinary shares, who may not receive all corporate and company information and disclosures they are accustomed to receiving or in a manner to which they are accustomed.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 in this prospectus and included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before investing in our ordinary shares.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholders may sell the securities described in this prospectus in one or more offerings. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We are responsible only for the information contained in or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information or to make any representation other than those contained or incorporated by reference in this prospectus. If any person provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Unless the context specifically indicates otherwise, references in this prospectus to “Ferroglobe PLC,” “Ferroglobe,” the “Ferroglobe group,” the “Company,” “our business,” “we,” “our,” “ours,” “us,” the “Group,” or similar terms refer to Ferroglobe PLC and its subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION AND OTHER DATA

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS. None of the financial statements presented or incorporated by reference in this prospectus were prepared in accordance with generally accepted accounting principles in the United States. We present our financial statements in U.S. dollars and in accordance with IFRS. All references in this prospectus to “$” and “U.S. dollars” mean U.S. dollars, unless otherwise noted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, information statements and other information regarding issuers at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.ferroglobe.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus from the date we file that document. Information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. These documents contain important information about us and our financial condition.

This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on April 30, 2021 (the “2020 Form 20-F”);

•	our report on Form 6-K, furnished to the SEC on May 17, 2021;and

•	any Form 6-K subsequently submitted to the SEC specifying that is being incorporated by reference, into this prospectus.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated or deemed to be incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Ferroglobe PLC
5 Fleet Place
London EC4M 7RD
United Kingdom
Tel: +44-(0)750-130-8322

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our 2020 Form 20-F and our reports on Form 6-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

PROSPECTUS SUMMARY

Ferroglobe PLC

We are one of the world’s largest producers of silicon metal, silicon-based alloys and manganese-based alloys. Additionally, Ferroglobe currently has quartz mining activities in Spain, the United States, Canada, South Africa and Mauritania, low-ash metallurgical quality coal mining activities in the United States, and interests in hydroelectric power in France. Ferroglobe controls a meaningful portion of most of its raw materials and captures, recycles and sells most of the by-products generated in its production processes.

We sell our products to a diverse base of customers worldwide, in a varied range of industries. These industries include aluminum, silicone compounds used in the chemical industry, ductile iron, automotive parts, photovoltaic (solar) cells, electronic semiconductors and steel, all of which are key elements in the manufacturing of a wide range of industrial and consumer products.

We are able to supply our customers with the broadest range of specialty metals and alloys in the industry from our production centers in North America, Europe, South America, Africa and Asia. Our broad manufacturing platform and flexible capabilities allow us to optimize production and focus on products most likely to enhance profitability, including the production of customized solutions and high purity metals to meet specific customer requirements. We also benefit from low operating costs, resulting from our ownership of sources of critical raw materials and the flexibility derived from our ability to alternate production at certain of our furnaces between silicon metal and silicon-based alloy products.

As of the date of this prospectus, our principal shareholder, Grupo Villar Mir S.A.U. (“Grupo VM”), owns shares representing approximately 51.8% of the aggregate voting power of our capital stock. Following the issuance of ordinary shares registered pursuant to the registration statement of which this prospectus forms a part, Grupo VM’s shareholding of our capital stock will be 49.3%.

Recent Results

Our business has historically been subject to fluctuations in the prices of our products and the market demand for them, caused by general and regional economic cycles, raw material and energy price fluctuations, competition and other factors. Our recent financial performance has been:

•	Sales: Sales decreased by $470.8 million, or 29.1%, from $1,615.2 million for the year ended December 31, 2019 to $1,144.4 million for the year ended December 31, 2020. Sales increased by $50.2 million, or 16.1%, from $311.2 million for the three months ended March 31, 2020 to $361.4 million for the three months ended March 31, 2021.

•	Net (loss) profit: Net loss decreased by $35.9 million, or 12.6%, from $285.6 million for the year ended December 31, 2019 to $249.8 million for the year ended December 31, 2020. Net loss increased by $19.5 million, or 39.7%, from $49.1 million for the three months ended March 31, 2020 to $68.5 million for the three months ended March 31, 2021.

•	Net cash provided (used) by operating activities: Cash flows from operating activities increased by $185.5 million, from a negative cash used of $31.2 million for the year ended December 31, 2019, to $154.3 million for the year ended December 31, 2020. Cash flows from operating activities decreased by $71.3 million from $89.6 million for the three months ended March 31, 2020 to $18.3 million for the three months ended March 31, 2021.

Background of this Offering

Beginning in 2020, we engaged in discussions with an ad hoc group of noteholders (the “Ad Hoc Group”) to put forward a plan to refinance our Old Notes (as defined below) which mature in March 2022 and restructure our balance sheet. On March 27, 2021, Ferroglobe PLC and Globe Specialty Metals, Inc. (“Globe”) and certain other members of our group entered into a lock-up agreement (the “Lock-Up Agreement”) with the Ad Hoc Group, Grupo VM and Tyrus Capital Event Master Fund Limited (“Tyrus Capital”) and its affiliate that set forth a plan to implement a restructuring. The plan to implement the restructuring comprises the following three inter-conditional transactions (together, the “Restructuring”), which was completed on July 29, 2021:

•	the issuance of $60 million of new senior secured notes due June 30, 2025 (the “Super Senior Notes”);

•	the issuance of $40 million in new equity of Ferroglobe (the “Equity Placement”); and

•	the exchange by way of the Exchange Offer (as defined below) of certain of the Old Notes for Reinstated Notes (as defined below) with an extended maturity of December 31, 2025 and other amended terms, and the amendment of any remaining Old Notes in accordance with the Proposed Amendments (as defined below) through a consent solicitation (the “Consent Solicitation”).

Exchange Offer and Consent Solicitation

Ferroglobe PLC, Ferroglobe Finance Company, PLC (the “UK Issuer”) and Globe offered to holders of 9⅜% Senior Notes due 2022 issued by Ferroglobe and Globe (the “Old Notes”) the opportunity to exchange any and all of the Old Notes for total consideration per $1,000 principal amount of Old Notes comprising (i) $1,000 aggregate principal amount of new 9⅜% senior secured notes due 2025 to be issued by the UK Issuer and Globe (the “Reinstated Notes”) plus (ii) a cash fee to be settled in ordinary shares of Ferroglobe, representing a proportional entitlement to 1.75% of the aggregate ordinary shares in Ferroglobe after giving effect to the Restructuring (the “Exchange Offer”).

Concurrently with the Exchange Offer, we solicited consents (the “Consents”) to proposed amendments (the “Proposed Amendments”) to the indenture governing the Old Notes (the “Old Notes Indenture”). The Proposed Amendments eliminated substantially all of the restrictive covenants, all of the reporting covenants and certain of the events of default in the Old Notes Indenture.

Super Senior Notes Offer

On May 17, 2021, we issued $40 million in aggregate principal amount of the Super Senior Notes to the Ad Hoc Group. Concurrently with the Exchange Offer, we offered to the existing holders of the Old Notes the opportunity to subscribe to additional Super Senior Notes. On July 29, 2021, we issued additional Super Senior Notes such that an aggregate principal amount of $60 million in Super Senior Notes was outstanding as of such date.

Equity Placement

On July 21, 2021, we issued 1,114,827 ordinary shares of the Company to Grupo VM at a price per ordinary share of $4.485 and on July 29, 2021, we issued 7,803,791 ordinary shares of the Company to Rubric Capital Management LP (“Rubric”), on behalf of certain managed or submanaged funds and accounts at a price per ordinary share of $4.485.

Impact of the Restructuring on our Capital Structure

The Restructuring has resulted in our capital structure changing as follows:

•	Debt Maturity: Debt maturity has been extended through the Exchange Offer by exchanging $345.1 million of the Old Notes maturing on March 1, 2022 with the same principal amount of Reinstated Notes maturing on December 31, 2025. The $60 million of Super Senior Notes will mature on June 30, 2025. Those Old Notes that have not been exchanged in the Exchange Offer (aggregating $4.9 million in principal amount) will continue to mature on March 1, 2022. Our consolidated total debt as of June 30, 2021 after giving effect to the Restructuring was $548.6 million. See “—Capitalization and Indebtedness.”

•	Financial Debt: Our total financial debt has increased by $60 million as a result of the issuance of the Super Senior Notes and our debt service obligations.

•	Shareholder Equity: Our shareholder equity has increased by the amount of the equity raised as a result of the Equity Placement.

•	Liquidity: While we have increased liquidity with the net proceeds of the Super Senior Notes issuance and the net proceeds of the equity raised, the cancellation of our $100 million asset-backed revolving credit facility has reduced some sources of liquidity.

Corporate Reorganization

As part of the implementation of the Restructuring, substantially all of the assets and liabilities of Ferroglobe (including the shares in its direct subsidiaries) have been transferred to Ferroglobe Holding Company, Ltd., a wholly-owned direct subsidiary of Ferroglobe that is a company incorporated with limited liability under English law. In addition, the UK Issuer, a new finance company that is a wholly-owned direct subsidiary of Ferroglobe Holding Company, Ltd. was established as the issuer of the Super Senior Notes and co-issuer of the Reinstated Notes. Below is an indicative structure chart of the Group.

Corporate Information

General

We are a public limited company that was incorporated in the United Kingdom on February 5, 2015 (formerly named ‘Velonewco Limited’). Our registered office is located at 5 Fleet Place, London EC4M 7RD, our Board of Directors is based at our London Office at 13 Chesterfield Street, London, W1J 5JN, United Kingdom and our management is based in London and also at Torre Espacio, Paseo de la Castellana, 259-D, P49, 28046 Madrid, Spain. The telephone number of our London Office is +44 (0)750-130-8322 and of our Spanish Office is +34 915 903 219. Our Internet address is http://www.ferroglobe.com. The information on our website is not a part of this document. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://sec.gov.

THE OFFERING

The following summary describes the principal terms of the offering.

Ordinary Shares Offered	8,913,872 ordinary shares.

Use of Proceeds	We are registering the ordinary shares issued to the selling shareholders in connection with the Restructuring to permit the resale of such ordinary shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any proceeds from the sale of our ordinary shares offered by the selling shareholders under this prospectus. See “Use of Proceeds.”

U.S. Federal Income Tax Considerations	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of ordinary shares for U.S. holders (as defined in “Taxation—Taxation in the United States”), please see “Taxation—Taxation in the United States.”

United Kingdom Tax Considerations	For a discussion of the material United Kingdom tax consequences of the ownership and disposition of ordinary shares for certain classes of holders of ordinary shares, please see “Taxation—Taxation in the United Kingdom.”

Shares Outstanding	178,122,720 of our ordinary shares were issued and outstanding (excluding treasury shares) as of July 29, 2021. An additional 8,913,872 of our ordinary shares will be issued before this offering.

Risk Factors	Investing in our ordinary shares involves significant risks. Please carefully read and consider the information set forth in “Risk Factors” beginning on page S-9 of this prospectus supplement, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Market for ordinary shares	Our ordinary shares are admitted for trading on the Nasdaq Capital Market under the symbol “GSM.”

RISK FACTORS

Investing in our securities involves significant risks. You should carefully consider the risk factors described below and the risk factors incorporated by reference from our 2020 Form 20-F, as amended, and any subsequent Annual Reports on Form 20-F we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of our securities. Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

Risks Related to the Ordinary Shares

The market price of our ordinary shares may be volatile and may decline before or after any equity fees are issued.

Our ordinary shares are admitted for trading on the Nasdaq Capital Market under the symbol “GSM”. The market price of our ordinary shares is subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, and governmental legislation or regulation, as well as general economic and market conditions, such as downturns in our economy and recessions.

In recent years, the stock market in general has experienced extreme price fluctuations that have often times been unrelated to the operating performance of the affected companies. Similarly, the market price of our ordinary shares may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance.

These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our ordinary shares.

Significant sales of our ordinary shares, or the perception that significant sales thereof may occur in the future, could adversely affect the market price for our ordinary shares.

The sale of substantial amounts of our ordinary shares could adversely affect the price of these securities. Sales of substantial amounts of our ordinary shares in the public market, and the availability of shares for future sale could adversely affect the prevailing market price of our ordinary shares and could cause the market price of our ordinary shares to remain low for a substantial amount of time.

We do not anticipate paying cash dividends in the foreseeable future.

We currently intend to retain future earnings, if any, for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on our results of operations and financial condition and on such other factors as our Board of Directors may, in their discretion, consider relevant.

Risks Related to Our Capital Structure

Our leverage may make it difficult for us to service our debt and operate our business.

We have significant outstanding indebtedness and debt service requirements. Our leverage has and in the future could have important consequences, including:

•	making it more difficult for us to satisfy our obligations to all creditors;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thus reducing the availability of our cash flow to fund internal growth through working capital and capital expenditures and for other general corporate purposes;

•	increasing our vulnerability to a downturn in our business or economic or industry conditions;

•	placing us at a competitive disadvantage compared to our competitors that have less indebtedness in relation to cash flow;

•	limiting our flexibility in planning for or reacting to changes in our business and our industry;

•	restricting us from investing in growing our business, pursuing strategic acquisitions and exploiting certain business opportunities; and

•	limiting, among other things, our and our subsidiaries’ ability to incur additional indebtedness, including refinancing, or raise equity capital in the future and increasing the costs of such additional financings.

Our ability to service our indebtedness will depend on our future performance, including an improvement on recent financial performance, and liquidity, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, including the COVID-19 pandemic. Many of these factors are beyond our control. We may not be able to generate enough cash flow from operations or obtain enough capital to service our indebtedness or fund our planned capital expenditures. If we cannot service our indebtedness and meet our other obligations and commitments, we might be required to refinance our indebtedness, obtain additional financing, delay planned capital expenditures or to dispose of assets to obtain funds for such purpose. We cannot assure you that any refinancing or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of our outstanding debt instruments.

We have in the past experienced losses and cannot assure you that we will become profitable.

Our business has historically been subject to fluctuations in the prices of our products and the market demand for them, caused by general and regional economic cycles, raw material and energy price fluctuations, competition and other factors. Throughout 2019 and 2020 we experienced a significant decline in prevailing prices of our products, which adversely affected our results. In early 2020, the outbreak of coronavirus disease (“COVID-19”) in China spread to other areas, including locations where the Company conducts business. As a result in part of this pandemic and the strict confinement and other public health measures taken around the world our sales decreased $470.8 million, or 29.1%, from $1,615.2 million for the year ended December 31, 2019 to $1,144.4 million for the year ended December 31 2020.

Risks Related to the Restructuring

We expect to incur significant costs in implementing the Restructuring.

We have implemented a restructuring which comprised three inter-conditional transactions:

•	the issuance of $60 million in Super Senior Notes;

•	the issuance of $40 million in new equity of Ferroglobe; and

•	the exchange of certain of the Old Notes for Reinstated Notes with an extended maturity of December 31, 2025 and other amended terms, and the amendment of any remaining Old Notes in accordance with the Proposed Amendments.

We expect to incur significant cash fees, including cash fees which are to be settled in the form of ordinary shares (“equity fees”). Cash fees will partially offset the cash inflow from the transactions and equity fees will dilute the shareholdings of those shareholders who will not receive any ordinary shares. We expect to pay cash fees of approximately $11.9 million and equity fees comprising the shares being offered pursuant to this prospectus. In addition, in the event that any part or all of the initial tranche consisting of $40 million of the Super Senior Notes are redeemed prior to certain termination events under the Lock-Up Agreement (as set out in Exhibit B of Schedule 5 thereto), following any notice of redemption or acceleration, a make-whole premium of $17.5 million is payable (reduced pro rata if only a part of the $40 million in Super Senior Notes is redeemed).

We are subject to restrictive covenants under our financing agreements, which could impair our ability to run our business.

Restrictive covenants under our financing agreements may restrict our ability to operate our business. Our failure to comply with these covenants, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our business, results of operations and financial condition.

The restrictions contained in our financing agreements could affect our ability to operate our business and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, such restrictions could adversely affect our ability to finance our operations, make strategic acquisitions, investments or alliances, restructure our organization or finance our capital needs. Additionally, our ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If we breach any of these covenants or restrictions, we could be in default under our financing agreements.

If there were an event of default under any of our debt instruments that is not cured or waived, the holders of the defaulted debt could terminate their commitments thereunder and declare all amounts outstanding with respect to such indebtedness due and payable immediately, which, in turn, could result in cross-defaults under our other outstanding debt instruments. Any such actions could force us into bankruptcy, insolvency, liquidation or other similar proceedings in one or more jurisdictions.

The covenants in the Reinstated Notes and the Super Senior Notes are more restrictive than the covenants in the indenture governing the Old Notes.

The terms of the Lock-Up Agreement require us to comply with the agreed terms of the indenture that will govern the Reinstated Notes, whose covenants will be generally more restrictive (and with shorter event of default triggers) than the covenants for the Old Notes. The indenture governing the Super Senior Notes also contains covenants that are more restrictive (and with shorter event of default triggers) than those in the indenture governing the Old Notes. As a result, we will have reduced discretion in operating our business and may have difficulty growing our business.

To service our indebtedness, we require a significant amount of cash, and our ability to generate cash will depend on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, and to fund capital expenditures, depends in part on our ability to generate cash in the future, and increased cash flow then we have generated in recent periods. Debt service requirements due to increased debt and increased interest rates will increase our cash flow requirements. This depends on the success of our business strategy and on general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.

The Restructuring has not reduced our leverage and so we will need to significantly improve our profitability and/or cash flow in order to be able to service our indebtedness. There can be no assurance that we will generate sufficient cash flow from operations, that we will realize operating improvements on schedule or that future borrowings will be available to us in an amount sufficient to enable us to service and repay our indebtedness or to fund our other liquidity needs. Furthermore, applicable law and future contractual arrangements may impose restrictions on certain of our subsidiaries’ ability to make payments to Ferroglobe, which could impact our ability to service and pay our obligations as they mature or to fund our liquidity needs.

The Super Senior Notes will mature in June 2025, the Reinstated Notes will mature in December 2025 and the remaining Old Notes that were not exchanged will mature in March 2022. Other debt instruments will mature at various other dates. See “Capitalization” and “Description of Certain Debt.” There can be no assurance that we will have the available liquidity or the ability to raise financing in order to repay these instruments at or ahead of their maturity.

If we are unable to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or further restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. There can be no assurance that any refinancing or debt restructuring would be possible, or if possible, that it would be on similar terms to those of our debt instruments existing at that time, that any assets could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be favorable to us or that additional financing could be obtained on acceptable terms. As the Super Senior Notes and the Reinstated Notes will be secured by a significant portion of our assets that can be granted as collateral, our ability to refinance our existing debt or raise new debt may be limited to unsecured or lesser-secured debt. Disruptions in the capital and credit markets, as have been seen in recent years, could adversely affect our ability to meet our liquidity needs or to refinance our indebtedness.

Risks Related to the Restructuring

Adverse publicity relating to the Restructuring or our financial condition may adversely affect our customer and supplier relationships and/or the market perception of our business.

Adverse publicity relating to the Restructuring or our financial condition may adversely affect our customer and supplier relationships and/or the market perception of our business. Customers and suppliers may choose not to (and it may be more difficult to convince customers to) continue to do business with us. Suppliers may demand quicker payment terms and/or may not extend normal trade credit. We may find it difficult to obtain new or alternative suppliers. Ongoing negative publicity may also have a long-term negative effect on our reputation in the future.

USE OF PROCEEDS

We are registering the ordinary shares issued to the selling shareholders in connection with the Restructuring to permit the resale of such ordinary shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any proceeds from the sale of our ordinary shares offered by the selling shareholders under this prospectus.

We will bear all fees and expenses incident to our obligation to register the ordinary shares being offered for resale hereunder by the selling shareholders.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and cash and cash equivalents as of June 30, 2021 on an actual basis and on an adjusted basis giving effect to (i) the issuance of $60 million of new senior secured notes due June 30, 2025; (ii) the issuance of $40 million in new equity of Ferroglobe pursuant to the equity purchase agreement with Rubric and Grupo VM dated June 18, 2021 and (iii) the exchange of certain of the Old Notes for new senior secured notes with an extended maturity of December 31, 2025 and other amended terms, and the amendment of any remaining Old Notes. This table should be read in conjunction with our audited consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus. The adjustments and as adjusted amounts will vary from the estimated amounts and will depend on several factors.

	As of June 30, 2021 Actual (unaudited)		As of June 30, 2021 As adjusted (unaudited)

	($ millions)
Cash and cash equivalents(1)	106.1		128.3	(5)

Old Notes	350.0	(4)	4.9	(4)
Super Senior Notes	40.0	(4)	55.1	(5)
Reinstated Notes	—		315.6	(5)
Reindus loan	57.2		57.2
Other bank loans(2)	89.9		89.9
Other governmental loans(3)	4.2		4.2
Finance leases	21.7		21.7

Total debt	563.0		548.6

Shareholders’ equity
Total shareholders’ equity	297.3		333.9	(5)
Total capitalization	860.3		882.5

(1)	Cash and cash equivalents include restricted cash for $6.1 million.

(2)	The debt for the factoring program and other bank loans include COVID-19 funding received in France with a supported guarantee from the French government.

(3)          Other government loans include primarily COVID-19 funding received in Canada from the government of $3.0 million primarily COVID-19 funding received in Canada from the government for $3.0 million.

(4)          Excludes accrued and unpaid interest and issuance costs.

(5)          We estimate $37.9 million of cash fees and expenses associated with the Restructuring, including (i) backstop fees, (ii) cash consent fee to holders of the Old Notes that have signed up to the Lock-Up Agreement and (iii) advisory and professional fees and other transaction costs. The as adjusted figures for the Super Senior Notes, the Reinstated Notes and the total shareholders’ equity have been reduced by the estimated cash fees by $4.9 million, $29.5 million and $3.4 million, respectively.

PRICE RANGE OF OUR ORDINARY SHARES AND DIVIDEND INFORMATION

Our ordinary shares trade on the Nasdaq Capital Market under the symbol “GSM.” As of March 11, 2021, there were four record holders of our ordinary shares. This number does not include the number of persons or entities that hold shares in nominee or street name through various brokerage firms, banks and other nominees. On July 28, 2021, the last closing sale price reported on the Nasdaq Capital Market for our ordinary shares was $5.53 per share.

The following table sets forth the high and low bid price, and the dividends declared, on a share of our ordinary shares for the periods indicated. All amounts are adjusted for prior stock splits and stock dividends.

	High	Low	Cash Dividend Per Share
Quarter ending September 30, 2021 (ending July 28, 2021)	$6.31	$4.98	$0
Quarter ending June 30, 2021	$6.24	$3.22	$0
Quarter ending March 31, 2021	$3.98	$1.58	$0
Quarter ending December 31, 2020	$1.97	$0.61	$0
Quarter ending September 30, 2020	$0.77	$0.43	$0
Quarter ending June 30, 2020	$0.83	$0.43	$0
Quarter ending March 31, 2020	$1.10	$0.37	$0
Quarter ending December 31, 2019	$1.09	$0.52	$0
Quarter ending September 30, 2019	$1.89	$1.13	$0
Quarter ending June 30, 2019	$2.42	$1.47	$0

DESCRIPTION OF CERTAIN DEBT

The terms of certain of our financing arrangements are summarized below.

Super Senior Notes

On May 17, 2021, the UK Issuer issued a tranche of the Super Senior Notes, comprising an initial $40 million of an aggregate of $60 million 9.0% senior secured notes due 2025, in an offering that was not subject to the registration requirements of the Securities Act. Additional Super Senior Notes were issued on July 29, 2021 such that a total of $60 million in aggregate principal amount was outstanding on such date.

The Super Senior Notes are governed by an indenture (the “Super Senior Notes Indenture”) entered into by, among others, the UK Issuer, GLAS Trustees Limited, as trustee, Global Loan Agency Services Limited, as paying agent, GLAS Trust Corporation Limited, as security agent, and the guarantors named therein (the “Super Senior Notes Guarantors”). The Super Senior Notes will mature on June 30, 2025 and are secured, or will be secured, by certain share pledges, bank account pledges, intercompany receivables pledges, inventory pledges and security over certain mine concessions, real property, leases and other assets.

The Super Senior Notes, and the guarantees thereof, are general secured, senior obligations of the UK Issuer and the Super Senior Notes Guarantors, as applicable, and rank senior in right of payment to any and all of the existing and future indebtedness of the UK Issuer and the Super Senior Notes Guarantors, as applicable, that is expressly subordinated in right of payment to the Super Senior Notes and such guarantees, as applicable.

At any time from July 29, 2021, the UK Issuer may redeem all or, from time to time, part of the Super Senior Notes upon not less than 10 nor more than 60 days’ notice to the holders, at the following redemption prices: (i) commencing on July 29, 2021 to the date falling 15 months after July 29, 2021, at a redemption price of 100% of the principal amount of the Super Senior Notes being redeemed plus accrued and unpaid interest and additional amounts, (ii) commencing after the date falling 15 months after July 29, 2021 to the date falling 9 months after such date, at a redemption price of 100% of the of the principal amount of the Super Senior Notes being redeemed plus the “make-whole” premium, plus accrued and unpaid interest and additional amounts, (iii) commencing after the date falling 24 months after July 29, 2021 to the date falling 36 months after July 29, 2021, at a redemption price of 104.5% of the principal amount of the Super Senior Notes being redeemed plus accrued and unpaid interest and additional amounts and (iv) commencing after the date falling 36 months after July 29, 2021 and thereafter, at a redemption price of 100% of the principal amount of the Super Senior Notes being redeemed plus accrued and unpaid interest and additional amounts.

The Super Senior Notes Indenture restricts, among other things, the ability of Ferroglobe and its restricted subsidiaries to:

•	borrow or guarantee additional indebtedness;

•	pay dividends, repurchase shares and make distributions of certain other payments;

•	make certain investments;

•	create certain liens;

•	merge or consolidate with other entities;

•	enter into certain transactions with affiliates;

•	sell, lease or transfer certain assets, including shares of any restricted subsidiary of Ferroglobe; and

•	guarantee certain types of other indebtedness of Ferroglobe and its restricted subsidiaries without also guaranteeing the Super Senior Notes.

Old Notes

On February 15, 2017, Ferroglobe PLC and Globe issued the Old Notes, comprising $350 million 9⅜% senior notes due 2022, in an offering that was not subject to the registration requirements of the Securities Act. Pursuant to the Consent Solicitation, the Proposed Amendments eliminated substantially all of the restrictive covenants, all of the reporting covenants and certain of the events of default in the Old Notes Indenture. As of July 29, 2021 $4.9 million in aggregate principal amount of the Old Notes was outstanding.

The Old Notes are governed by the Old Notes Indenture entered into by, among others, Ferroglobe and Globe, as issuers, Wilmington Trust, National Association, as trustee, registrar and paying agent, and the guarantors named therein (the “Old Notes Guarantors”).

The Old Notes and the guarantees thereof are general unsecured, senior obligations of Ferroglobe and Globe and the Old Notes Guarantors, as applicable, and rank senior in right of payment to any and all of the existing and future indebtedness of Ferroglobe, Globe and the Old Notes Guarantors, as applicable, that is expressly subordinated in right of payment to the Old Notes and such guarantees, as applicable.

Ferroglobe and Globe may redeem all or, from time to time, part of the Old Notes upon not less than 10 nor more than 60 days’ notice to the holders, at a redemption price of 100% of the principal amount of the Old Notes being redeemed plus accrued and unpaid interest and additional amounts, if any, to, but not including, the applicable redemption date.

Reinstated Notes

Pursuant to the Exchange Offer, Ferroglobe PLC, the UK Issuer and Globe offered to eligible holders of the Old Notes the opportunity to exchange any and all of the Old Notes for new 9⅜% senior secured notes due 2025 to be issued by the UK Issuer and Globe.

The Reinstated Notes are governed by an indenture (the “Reinstated Notes Indenture”) to be entered into by, among others, Ferroglobe and Globe, as issuers, GLAS Trustees Limited, as trustee, Global Loan Agency Services Limited, as paying agent, GLAS Trust Corporation Limited, as security agent, and the guarantors named therein. The Reinstated Notes are guaranteed on a senior basis by Ferroglobe and each subsidiary of Ferroglobe that guarantees the UK Issuer’s obligations under the Super Senior Notes (other than Globe) (the “Reinstated Notes Guarantors”). The Reinstated Notes will mature on December 31, 2025 and are secured, or will be secured, by the same collateral that secures, or will secure, the Super Senior Notes.

The Reinstated Notes, and the guarantees thereof, are general secured, senior obligations of Ferroglobe and Globe and the Reinstated Notes Guarantors, as applicable, and will rank senior in right of payment to any and all of the existing and future indebtedness of Ferroglobe, Globe and the Reinstated Notes Guarantors, as applicable, that is expressly subordinated in right of payment to the Reinstated Notes and such guarantees, as applicable.

Ferroglobe and Globe may redeem all or, from time to time, part of the Reinstated Notes upon not less than 10 nor more than 60 days’ notice to the holders, at the following redemption prices: (i) at any time prior to July 31, 2022, Ferroglobe and Globe may redeem all or part of the Reinstated Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption, plus a “make whole” premium, (ii) during the twelve-month period beginning on July 31, 2022, at a redemption price of 104.6875% of the principal amount of the Reinstated Notes being redeemed plus accrued and unpaid interest and additional amounts, (iii) during the twelve-month period beginning on July 31, 2023, at a redemption price of 102.34375% of the principal amount of the Reinstated Notes being redeemed plus accrued and unpaid interest and additional amounts, (iv) during the twelve-month period beginning on July 31, 2024, at a redemption price of 101% of the principal amount of the Reinstated Notes being redeemed plus accrued and unpaid interest and additional amounts, and (v) from July 31, 2025, at a redemption price of 100% of the principal amount of the Reinstated Notes being redeemed plus accrued and unpaid interest and additional amounts.

The Reinstated Notes Indenture will restrict, among other things, the ability of Ferroglobe and its restricted subsidiaries to:

•	borrow or guarantee additional indebtedness;

•	pay dividends, repurchase shares and make distributions of certain other payments;

•	make certain investments;

•	create certain liens;

•	merge or consolidate with other entities;

•	enter into certain transactions with affiliates;

•	sell, lease or transfer certain assets, including shares of any restricted subsidiary of Ferroglobe; and

•	guarantee certain types of other indebtedness of Ferroglobe and its restricted subsidiaries without also guaranteeing the Reinstated Notes.

Compared to the Old Notes Indenture (prior to the effectiveness of the Proposed Amendments) the Reinstated Notes Indenture have generally more stringent restrictive covenants. Some of these differences include, among others, the following:

•	the elimination of baskets or a reduction of basket sizes in the debt covenant, restricted payment covenant, permitted investments, permitted liens and asset disposition;

•	the addition of a net leverage test in the debt covenant and reduced flexibility in financial calculations;

•	requirement to apply certain excess proceeds to repay debt in accordance with the applicable intercreditor agreement;

•	lower event of default thresholds; and

•	a 90% guarantor coverage test.

Intercreditor Agreement

In connection with the issuance of the Super Senior Notes, the UK Issuer, the Company and certain of its restricted subsidiaries entered into an intercreditor agreement (the “Intercreditor Agreement”) on May 17, 2021. Under the terms of the Intercreditor Agreement, in the event of enforcement of certain collateral the holders of Reinstated Notes will receive proceeds from such collateral only after obligations under the Super Senior Notes has been repaid in full.

ABL Intercreditor Agreement

In connection with the incurrence of an asset-backed lending facility (an “ABL Facility”), the UK Issuer, the Company or its restricted subsidiary will enter into an intercreditor agreement (the “ABL Intercreditor Agreement”) to be dated on or about the date of effectiveness of any ABL Facility. Under the terms of the ABL Intercreditor Agreement, in the event of enforcement of certain collateral, the holders of Super Senior Notes and Reinstated Notes will receive proceeds from such collateral only after obligations under the ABL Facility has been repaid in full.

REINDUS Loan

On December 1, 2016, FerroAtlántica, S.A.U. (“FAU”), as borrower, and the Spanish Ministry of Industry, Tourism and Commerce (the “Ministry”), as lender, entered into a loan agreement under which the Ministry made available to the borrower a loan in aggregate principal amount of €44.9 million, in connection with the industrial development projects relating to our solar grade silicon project. After receiving the corresponding approval from the Ministry on May 6, 2019, FAU transferred the loan to OpCo Group, S.L., a wholly-owned subsidiary of the Company, before the Company sold FAU. Due to Covid-19, the Ministry agreed on January 26, 2021 to amend the conditions of the loan, extending its repayment calendar and increasing the applicable interest rate. Therefore, the loan of €44.9 million is now to be repaid in seven installments starting on 2023 and completed by 2030 and interest on outstanding amounts under each loan accrues at an annual rate of 3.55%. As of December 31, 2020, the balance of the remaining loan has been presented within non-current and current liabilities.

Use of the proceeds of the outstanding loan was limited to the period between January 1, 2016 and May 24, 2019. On May 24, 2019, a report on uses of the loan was presented to the Ministry. Due to the Covid 19 pandemic and its effects on administrative procedures, no results have been received from the Ministry. The best estimate as of date is that any outcome will be received early next year.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following describes our issued share capital, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in the United Kingdom and the United States. This description of our share capital and summary of our Articles of Association is not complete, and is qualified by reference to our Articles of Association. You should read our Articles of Association, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

General

We are a public limited company that was incorporated in the United Kingdom on February 5, 2015 (formerly named “Velonewco Limited”). Our registered office is located at 5 Fleet Place, London EC4M 7RD, our Board of Directors (the “Board”) is based at our London Office at 13 Chesterfield Street, London, W1J 5JN, United Kingdom and our management is based in London and also at Torre Espacio, Paseo de la Castellana, 259-D, P49, 28046 Madrid, Spain. The telephone number of our London Office is +44 (0)750-130-8322 and of our Spanish Office is +34 915 903 219. Our Internet address is http://www.ferroglobe.com. The information on our website is not a part of this document. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://sec.gov.

Issued Share Capital

Our issued share capital as of December 31, 2020 was 170,863,773 ordinary shares. Each ordinary share has a nominal value $0.01 per share. Each issued ordinary share is fully paid. During the years ended December 31, 2019 and December 31, 2020, the Company did not issue new ordinary shares of any class. During the year ended December 31, 2018, the Company issued 40,000 new ordinary shares upon exercise of stock options and cancelled 1,152,958 ordinary shares pursuant to a share repurchase program.

Under the provisions of the Articles, as of the date of this prospectus, the Board is authorized to issue up to 85,903,364 additional ordinary shares without a requirement for further shareholder approval. There are no conversion rights, redemption provisions or sinking fund provisions relating to any ordinary shares.

We are not permitted under English law to hold our own ordinary shares unless they are repurchased by us and held in treasury.

We are registered with the Registrar of Companies for England and Wales under the registration number 9425113, and our affairs are governed by the provisions of our Articles and we are subject to the laws of England and Wales.

The U.K. Companies Act 2006 (the “Companies Act”) abolishes the need for an objects clause in the Articles and, as such, our objects will be unrestricted.

In accordance with the Articles, the following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings;

•	subject to applicable law, we are required to distribute the aggregate net proceeds, if any, received from the R&W Policy to holders of the ordinary shares by way of a dividend, net of any applicable taxes; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Registration Rights Agreement

On December 23, 2015, we entered into a registration rights agreement with Grupo VM and Alan Kestenbaum, our former Executive Chairman, to which we granted certain registration rights to each of Grupo VM and Mr. Kestenbaum. This agreement remains relevant. See Exhibit 4.9 to our 2020 Form 20-F.

Articles of Association

Composition and Nomination of the Board

Pursuant to the Articles, the Board will consist of at least two directors and no more than eleven directors. The directors are nominated by the Board, after being recommended to the Board by the Nominations Committee, for appointment at a general meeting or appointed by the Board where permitted to do so by law. When a person has been approved by the Board for nomination for election as a director at a general meeting of the Company, prior to the first date after the date of adoption of the Articles on which Grupo VM and its affiliates in the aggregate beneficially own less than 10% of the issued ordinary shares of the Company (the “Sunset Date”), Grupo VM and its affiliates shall not vote against the election of that director at the general meeting unless a majority of its nominees on the Board have voted against such nomination. At every annual general meeting, all the directors shall retire from office and will be eligible, subject to applicable law, for nomination for re-appointment in accordance with the Articles.

The board shall constitute a committee (the “Nominations Committee”) to perform the function of recommending a person for director. The Nominations Committee shall consist of three directors, a majority of whom shall be independent directors, as such term is defined in the Nasdaq rules and applicable law. While Grupo VM and its affiliates own at least 30% of the ordinary shares of the Company, the Grupo VM nominees will be entitled to nominate not more than two-fifths of the members of the Nominations Committee.

On December 23, 2015, Grupo VM designated Javier López Madrid to serve as the Executive Vice-Chairman of the Board in connection with the closing of the business combination. Upon the resignation of Alan Kestenbaum as Executive Chairman of the Board, Mr. López Madrid was appointed as Executive Chairman of the Board effective December 31, 2016. Mr. López Madrid is also the Chairman of the Nominations Committee. The Board is currently composed of eight Directors.

Board Powers and Function

The members of the Board, subject to the restrictions contained in the Articles, is responsible for the management of the Company’s business, for which purpose they may exercise all our powers whether relating to the management of the business or not. In exercising their powers, the members of the Board must perform their duties to us under English law. These duties include, among others:

•	to act within their powers and in accordance with the Articles;

•	to act in a way that the directors consider, in good faith, would be most likely to promote our success for the benefit of its members as a whole (having regard to a list of non-exhaustive factors);

•	to exercise independent judgment;

•	to exercise reasonable care, skill and diligence;

•	to avoid conflicts of interest;

•	not to accept benefits from third parties; and

•	to declare interests in proposed transactions/arrangements.

The Articles provide that the members of the Board may delegate any of the powers which are conferred on them under the Articles to such committee or person, by such means (including by power of attorney), to such an extent and on such terms and conditions, as they think fit.

Share Qualification of Directors

A director is not required to hold any ordinary shares by way of qualification.

Board and Decision Making

The Articles provide that any director may call a meeting of the Board. Subject to the provisions of the Companies Act, the Executive Chairman may also call general meetings on behalf of the Board. The quorum for such a meeting will be at least a majority of the directors then in office.

Except as otherwise provided in the Articles, a decision may be taken at a duly convened Board meeting with the vote of a majority of the directors present at such meeting who are entitled to vote on such question and each director will have one vote.

A director shall not be counted in the quorum present in relation to a matter or resolution on which he is not entitled to vote (or when his vote cannot be counted) but shall be counted in the quorum present in relation to all other matters or resolutions considered or voted on at the meeting. Except as otherwise provided by the Articles, a director shall not vote at a meeting of the Board or a committee of the Board on any resolution concerning a matter in which he has, directly or indirectly, an interest (other than an interest in ordinary shares, debentures or other securities of, or otherwise in or through, us) which could reasonably be regarded as likely to give rise to a conflict with our interests.

Unless otherwise determined by us by ordinary resolution, the remuneration of the non-executive directors for their services in the office of director shall be as the Board may from time to time determine. Any director who holds any executive office or who serves on any committee of the Board or who performs services which the Board considers go beyond the ordinary duties of a director may be paid such special remuneration (by way of bonus, commission, participation in profits or otherwise) as the Board may determine. However, the Companies Act requires “quoted” companies, such as the Company, to obtain a binding vote of shareholders on the directors’ remuneration policy at least once every three years and an annual advisory (non-binding) shareholders’ vote on an on the directors’ remuneration in the financial year being reported on and how the directors’ remuneration policy will be implemented in the following financial year.

Directors’ Borrowing Powers

Under our Board’s general power to manage our business, our Board may exercise all the powers to borrow money.

Matters Requiring Majority of Independent Directors Approval

Prior to the Sunset Date, the approval of a majority of the independent directors (who are not conflicted in relation to the relevant matter) shall be required to authorize any transaction agreement or arrangement between Grupo VM or any of its affiliates or connected persons and the Company or any of its affiliates, or the alteration amendment, repeal or waiver of any such agreement, including any shareholders’ agreement between the Company and Grupo VM.

Director Liability

Under English law, members of the Board may be liable to us for negligence, default, breach of duty or breach of trust in relation to us. Any provision that purports to exempt a director from such liability is void. Subject to certain exceptions, English law does not permit us to indemnify a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to us. The exceptions allow us to:

•	purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to us;

•	provide a qualifying third party indemnity provision which permits us to indemnify its directors (and directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of Ferroglobe) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for: (i) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by us an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory bodies;

•	loan funds to a director to meet expenditure incurred in defending civil and criminal proceedings against him or her (even if the action is brought by us), or expenditure incurred applying for certain specified relief, but subject to the requirement for the director or officer to reimburse us if the defense is unsuccessful; and

•	provide a qualifying pension scheme indemnity provision, (which allows us to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such company’s activities as a trustee of the scheme (subject to certain exceptions).

Indemnification Matters

Under the Articles, subject to the provisions of the Companies Act and applicable law, we will exercise all of our powers to (i) indemnify any person who is or was a director (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to us or any associated company; and/or (ii) indemnify to any extent any person who is or was a director of an associated company that is a trustee of an occupational pension scheme (including by funding any expenditure incurred or to be incurred by him or her) against any liability, incurred by him or her in connection with our activities as trustee of an occupational pension scheme; including insurance against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

Under the Articles and subject to the provisions of the U.K. Companies Act 2006, we may exercise all of our powers to purchase and maintain insurance for or for the benefit of any person who is or was a director, officer or employee of, or a trustee of any pension fund in which our employees are or have been interested, including insurance against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

No director or former director shall be accountable to us or the members for any benefit provided pursuant to the Articles. The receipt of any such benefit shall not disqualify any person from being or becoming a director.

Director Removal or Termination of Appointment

The general meeting of shareholders will, at all times, have the power to remove a member of the Board by an ordinary resolution, being a resolution passed by a simple majority of votes cast. The Articles also provide that a member of the Board will cease to be a director as soon as:

•	the director ceases to be a director by virtue of any provision of the Companies Act (including, without limitation, section 168) or he becomes prohibited by applicable law from being a director;

•	the director becomes bankrupt or makes any arrangement or composition with the director’s creditors generally;

•	a registered medical practitioner who is treating that person gives a written opinion to us stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

•	by reason of the director’s mental health a court makes an order which wholly or partly prevents the director from personally exercising any powers or rights he would otherwise have;

•	the director resigns from office by notice in writing to us;

•	in the case of a director who holds any executive office, the director’s appointment as such is terminated or expires and the Board resolves that he should cease to be a director;

•	the director is absent for more than six consecutive months, without permission of the Board, from meetings of the Board held during that period and the Board resolves that the director should cease to be a director; or

•	the director dies.

Committees

Subject to the provisions of the Articles, the directors may delegate any of the powers which are conferred on them under the Articles:

•	to a committee consisting of one or more directors and (if thought fit) one or more other persons, to such an extent and on such terms and conditions as the Board thinks fit (and such ability of the directors to delegate applies to all powers and discretions and will not be limited because certain articles refer to powers and discretions being exercised by committees authorized by directors while other articles do not);

•	to such person by such means (including by power of attorney), to such an extent, and on such terms and conditions, as they think fit including delegation to any director holding any executive office, any manager or agent such of its powers as the Board considers desirable to be exercised by him; or

•	to any specific director or directors (with power to sub-delegate). These powers can be given on terms and conditions decided on by the directors either in parallel with, or in place of, the powers of the directors acting jointly.

Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more directors (whether or not acting as a committee) or to any employee or agent all or any of the powers delegated and may be made subject to such conditions as the Board may specify, and may be revoked or altered. The directors can remove any people they have appointed in any of these ways and cancel or change anything that they have delegated, although this will not affect anybody who acts in good faith who has not has any notice of any cancellation or change.

General Meeting

The Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the Companies Act. The Board may call general meetings whenever and at such times and places as it shall determine. Subject to the provisions of the Companies Act, the executive chairman of the Company may also call general meetings on behalf of the Board. On requisition of members pursuant to the provisions of the Companies Act, the Board shall promptly convene a general meeting in accordance with the requirements of the Companies Act.

Subject to the provisions of the Companies Act, an annual general meeting and all other general meetings shall be called by at least such minimum period of notice as is prescribed or permitted under the Companies Act.

All provisions of the Articles relating to general meetings of the Company shall apply, mutatis mutandis, to every separate general meeting of the holders of any class of shares in the capital of the Company.

Other United Kingdom Law Considerations

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted, or before the expiry of six months from the date of the offer (if that period ends earlier), in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, and we would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or agreed to acquire not less than 90% in value of all the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period or, if later, three months from the date on which notice is served by the offeror on the shareholders notifying them of their sell-out rights. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, requiring such person within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares concurrently. The Articles specify that if a person is in default in supplying the information required by such a notice for a period of 14 days, or in connection with such a notice makes a statement which is materially false or inadequate, the directors may direct that, in respect of the shares in relation to which the default occurred:

•	the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll;

•	no payment may be made by way of dividend and no shares will be offered or distributed instead of cash, or bonus shares allotted;

•	no transfer shall be registered unless the member is not himself in default in supplying the requested information and it has been proved to the directors’ satisfaction that no person in default of supplying the information is interested in any of the shares subject to the transfer (or the transfer is pursuant to a takeover offer, the directors are satisfied that the transfer is pursuant to a party unconnected with the member and any other person appearing to be interested in the shares, or the transfer results from a sale made through a recognized investment exchange or other stock exchange outside the United Kingdom on which our shares are normally traded).

Any such restrictions cease to have effect not more than seven days after we have received notice of an approved transfer in respect of the transferred shares), or receipt by us of the information required by Part 22 of the Companies Act.

Purchase of Own Shares

Under English law, a limited company may only purchase or redeem its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase or redeem its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•	if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called-up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

Takeover Provisions

An English public limited company is potentially subject to the U.K. City Code on takeovers and mergers (the “Takeover Code”). However, following consultation with the Panel on Takeovers and Mergers it is not expected that we will be subject to the Takeover Code based on the current composition of the Board. It is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to us. It should be noted that if we become subject to the Takeover Code, the ability of the directors to engage in defensive measures to seek to frustrate bids will, in addition to being subject to the directors’ statutory and fiduciary duties, be subject to the provisions of the Takeover Code.

Furthermore, the Articles require that, prior to the Sunset Date, in any tender offer for us, holders of the ordinary shares must be offered the same type and amount of consideration per share and the offer must be subject to a non-waivable condition that the tender offer be accepted by holders of a majority of the ordinary shares not held by Grupo VM or any of its affiliates. The Articles also provide that, prior to the Sunset Date, in any scheme of arrangement, merger, consolidation or business combination or other transaction that results in a change of control of us, holders of ordinary shares must receive the same type and amount of consideration per Share. If the holders of the ordinary shares are offered, in the case of a tender offer, or receive, in the case of a scheme of arrangement, merger, consolidation or business combination or other transaction that results in a change of control of us, the right to elect to receive one of two or more alternative forms of consideration, the Articles provide that these requirements will be deemed satisfied if holders of the other class are offered the same election rights. The provisions mentioned above may only be removed from the Articles or amended or varied by shareholders representing a majority of the ordinary shares present at a shareholder meeting excluding the ordinary shares held by Grupo VM or its affiliates. For the purposes of this provision of the Articles, any consideration to be offered to or received by holders of the ordinary shares pursuant to any employment, consulting, severance or other similar compensation arrangement approved by the Board, or any duly authorized committee of the Board, will not be considered to be consideration offered or received per Share for purposes of this provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such tender offer, scheme of arrangement, merger, consolidation or other business combination transaction that results in a change of control of us.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles of Association on the right of nonresidents to hold or vote ordinary shares.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law and Delaware law.

England and Wales	Delaware

Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

	England and Wales	Delaware
Vacancies on Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually (unless a resolution allowing the appointment of two or more persons by a single resolution has first been unanimously approved).	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

	England and Wales	Delaware
Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights	Under the Companies Act, “equity securities”, being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless a statutory exception applies or a special resolution excluding such right has been passed by shareholders in a general meeting, or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless a statutory exception applies or an ordinary resolution authorising the allotment has been passed by the shareholders or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Officers and Directors

Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is not convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•       any breach of the director’s duty of loyalty to the corporation or its stockholders;

•       acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•       intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•       any transaction from which the director derives an improper personal benefit.

	England and Wales	Delaware
Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll, and in our case the Articles specify that any resolution put to a vote at a general meeting shall be decided on a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware
Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•        the approval at a shareholders’ or creditors’ meeting convened by order of the court, of (i) a majority in number of shareholders or creditors (ii) representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•       the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•      the approval of the board of directors; and

•       approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•      to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•       to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•       to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•       to exercise independent judgment;

•       to exercise reasonable care, skill and diligence;

•       not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•       to declare any interest that he has whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

	England and Wales	Delaware
Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders, or where an actual or proposed act or omission of the company is would be so prejudicial.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•       state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•       allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•        state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

SELLING SHAREHOLDERS

This prospectus covers the resale from time to time by the selling shareholders identified in the table below of up to an aggregate of 8,913,872 ordinary shares. Except as noted in footnote 1 below, we intend to issue our ordinary shares to the selling shareholders shortly after the effectiveness of the registration statement of which this prospectus is a part.

The table below presents information regarding the selling shareholders, the ordinary shares beneficially owned prior to this offering and the ordinary shares that they may sell or otherwise dispose of from time to time under this prospectus.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the ordinary shares covered hereby. The selling shareholders may not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the ordinary shares covered by this prospectus will be sold by the selling shareholders.

Selling Shareholder	Ordinary Shares Owned Before Offering	Percentage of Class Owned Prior to the Offering (1)	Total Ordinary Shares Offered Hereby	Ordinary Shares Owned Following the Offering	Percentage of Class Owned Following the Offering(1)
AC Advantage Credit Strategies(2)	276,032	*	276,032	—	—
Aegon High Yield Bond Fund(3)	84,407	*	84,407	—	—
Aegon High Yield Global Bond Fund(4)	22,646	*	22,646	—	—
Arena Finance Markets, LP(5)	23,756	*	23,756	—	—
Arena Short Duration High Yield Fund, LP - Series A(6)	409,682	*	409,682	—	—
Arena Short Duration High Yield Fund, LP - Series B(7)	63,265	*	63,265	—	—
Arena Short Duration High Yield Fund, LP - Series C(8)	187,486	*	187,486	—	—
Arena Short Duration High Yield Fund, LP - Series E(9)	18,528	*	18,528	—	—
Arena Special Opportunities (Offshore) Master, LP(10)	8,310	*	8,310	—	—
Arena Special Opportunities Fund, LP(11)	34,873	*	34,873	—	—
Arena Special Opportunities Partners (Cayman Master) I, LP(12)	14,450	*	14,450	—	—
Arena Special Opportunities Partners I, LP(13)	61,452	*	61,452	—	—
Arena VII, LLC(14)	32,426	*	32,426	—	—
Avance Global, FI(15)	4,117	*	4,117	—	—
Avance Multiactivos, FI(16)	4,117	*	4,117	—	—
Banque Pictet et Cie(17)	37,371	*	2,371	35,000	*
Bardin Hill NE Fund LP(18)	7,555	*	7,555	—	—
Bardin Hill Opportunistic Credit Master Fund LP(19)	24,807	*	24,807	—	—
Barn Road Foundation (Cohen Capital Management Inc)(20)	7,205	*	7,205	—	—
BFAM ASIAN OPPORTUNITIES MASTER FUND, LP.(21)	175,135	*	175,135	—	—
Blackrock Global High Yield ESG Screened Fund(22)	4,268	*	4,268	—	—
BUMA UNIVERSAL FONDS CTA(23)	42,719	*	42,719	—	—

Cedar Ridge Investors Fund I, LP(24)	10,292	*	10,292	—	—
Cetus Capital III, L.P.(25)	215,284	*	161,211	54,073.00	*
Cetus Capital VI L.P. (26)	310,115	*	235,517	74,598.00	*
Christian Dosch(27)	6,165	*	6,165	—	—
Eric Mark T.D.A. HDM 17 Capital LLC(28)	3,087	*	3,087	—	—
Ever Capital Investments SV(29)	1,422	*	1,422	—	—
Fulcra Credit Opportunities Fund(30)	27,669	*	27,669	—	—
Graham Credit Opportunities Ltd.(31)	93,948	*	60,712	33,236.00	*
Graham Macro Strategic Ltd(32)	318,687	*	318,687	—	—
Gustavo Jose Brillembourg 2004 Trust(33)	4,117	*	4,117	—	—
Harvey Prince IRA (Cohen Capital Management Inc)(34)	3,602	*	3,602	—	—
HCN LP(35)	9,778	*	9,778	—	—
HDML Fund II LLC(36)	11,589	*	11,589	—	—
Hedge Invest International Funds plc – HI Numen Credit Fund(37)	552,560	*	164,696	387,864.00	*
High Rate, FI(38)	5,146	*	5,146	—	—
High Yield Credit Screen Fund(39)	1,422	*	1,422	—	—
Hospital Insurance Company(40)	55,586	*	55,586	—	—
HP XIV(41)	41,175	*	41,175	—	—
INKA for account of beTurn(42)	117,346	*	117,346	—	—
iShares iBonds 2022 Term High Yield and Income ETF(43)	1,660	*	1,660	—	—
Jane Street Capital(44)	3,614	*	3,614	—	—
Jay A Cohen Separate Property Trust (Cohen Capital Management Inc)(45)	5,146	*	5,146	—	—
Jean E Cohen Trust (Cohen Capital Management Inc.)(46)	7,719	*	7,719	—	—
Jean E. Cohen Hide Fund (Cohen Capital Management Inc)(47)	1,942	*	1,942	—	—
JLP CREDIT OPPORTUNITY IDF SERIES INTERESTS OF THE SALI MULTI-SERIES FUND LP(48)	3,187	*	3,187	—	—
JLP CREDIT OPPORTUNITY MASTER FUND LTD (49)	118,760	*	17,444	101,316.00	*
JLP INSTITUTIONAL CREDIT MASTER FUND LP(50)	2,845	*	2,845	—	—
Jonathan L Cohen Separate Property Trust (Cohen Capital Management Inc.)(51)	3,087	*	3,087	—	—
Kyma Capital Opportunities Master Fund Limited(52)	75,822	*	75,822	—	—
L & J Cohen (Cohen Capital Management Inc)(53)	12,351	*	12,351	—	—
Laura Scher IRA (Cohen Capital Management Inc.)(54)	3,330	*	3,330	—	—
Leonard Cohen Non-Exempt Marital GST Trust (Cohen Capital Management Inc.)(55)	5,146	*	5,146	—	—
Littlejohn Opportunities Master Fund LP(56)	182,144	*	148,898	33,246.00	*
Lysander-Fulcra Corporate Securities Fund(57)	67,032	*	67,032	—	—
Mangus Decendent's Trust (Cohen Capital Management Inc)(58)	4,631	*	4,631	—	—
Mercer QIF Fund plc – Mercer Investment Fund 1(59)	709,820	*	709,820	—	—

Michelle Rabkin 1999 Trust (Cohen Capital Management Inc.)(60)	3,087	*	3,087	—	—
Millais Limited(61)	6,886	*	6,886	—	—
Millstreet Credit Fund LP(62)	4,270,924	2.28%	791,488	3,479,436.00	1.86%
New Winds Group(63)	2,845	*	2,845	—	—
OFM II, L.P.(64)	449,815	*	354,007	95,808.00	*
Pala Investments Limited(65)	9,485	*	9,485	—	—
Peter J Appleby(66)	20,586	*	20,586	—	—
PGF Fund(67)	14,410	*	14,410	—	—
PIMCO Corporate & Income Opportunity Fund(68)	51,469	*	51,469	—	—
PIMCO Corporate & Income Strategy Fund(69)	31,909	*	31,909	—	—
PIMCO Global Credit Opportunity Master Fund LDC(70)	50,439	*	50,439	—	—
PIMCO High Income Fund(71)	56,615	*	56,615	—	—
PIMCO Income Opportunity Fund(72)	4,117	*	4,117	—	—
PIMCO Income Strategy Fund(73)	14,410	*	14,410	—	—
PIMCO Income Strategy Fund II(74)	34,999	*	34,999	—	—
PIMCO Strategic Income Fund, Inc.(75)	13,380	*	13,380	—	—
Prince Family Trust (Cohen Capital Management Inc)(76)	3,087	*	3,087	—	*
Redwood Drawdown Master Fund II, L.P.(77)	150,697	*	150,697	—	—
Redwood Master Fund Ltd(78)	480,624	*	480,624	—	—
Saltoro Alpha LP(79)	9,485	*	9,485	—	—
Scher Altman 1994 Trust FBO Alison Altman (Cohen Capital Management Inc.)(80)	3,087	*	3,087	—	—
Scher Altman 1994 Trust FBO Jonathan Altman (Cohen Capital Management Inc)(81)	3,087	*	3,087	—	—
Scher Altman 1998 Trust (Cohen Capital Management Inc.)(82)	4,117	*	4,117	—	—
Shelton Tactical Credit Fund(83)	30,880	*	30,880	—	—
Silver Point Capital Fund, L.P.(84)	26,351	*	26,351	—	—
Silver Point Capital Offshore Master Fund, L.P.(85)	89,143	*	89,143	—	—
Sona Credit Master Fund Limited(86)	82,884	*	82,884	—	—
Stephen M Gill(87)	1,422	*	1,422	—	—
Sunrise Partners Limited Partnership(88)	82,884	*	82,884	—	—
T&D Funds - Arena Short Duration High Yield Fund(89)	32,426	*	32,426	—	—
TDC National Assurance Company(90)	37,058	*	37,058	—	—
The Doctors Company an InterInsurance Exchange(91)	57,645	*	57,645	—	—
The Pohly Family Foundation(92)	8,234	*	8,234	—	—
Transamerica Life Insurance Company(93)	65,159	*	65,159	—	—
UBS Securities LLC(94)	5,691	*	5,691	—	—
VERSO Corporation(95)	32,054	*	32,054	—	—
VSS Fund, L.P.(96)	170,177	*	139,993	30,184.00	*
Warren L Simmons Jr. Living Trust (Cohen Capital Management Inc.)(97)	3,087	*	3,087	—	—
Wellington Management Funds (Luxembourg) II SICAV(98)	2,314	*	2,314	—	—
Zetland Special Situations Fund I LP(99)	379,831	*	379,831	—	—
Tyrus Capital Event Master Fund Limited(100)	1,900,000	1.02%	1,900,000	—	—

*            Less than 1%

(1)	Percentage ownership is based on 178,122,720 ordinary shares outstanding as of July 29, 2021, plus 8,913,872 ordinary shares to be issued to the selling shareholders. With respect to affiliates of Tyrus Capital, we intend to issue our ordinary shares in the form of a depositary receipt on the date hereof.

(2)	The address of AC Advantage Credit Strategies is Calle Ortega y Gasset 29, 4th floor, 28006 Madrid.

(3)	The address of Aegon High Yield Bond Fund is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB.

(4)	The address of Aegon High Yield Global Bond Fund is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB.

(5)	The address of Arena Finance Markets, LP is 405 Lexington Avenue, 59th Floor, New York, NY 10174.

(6)	The address of Arena Short Duration High Yield Fund, LP – Series A is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(7)	The address of Arena Short Duration High Yield Fund, LP – Series B is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(8)	The address of Arena Short Duration High Yield Fund, LP – Series C is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(9)	The address of Arena Short Duration High Yield Fund, LP – Series E is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(10)	The address of Arena Special Opportunities (Offshore) Master, LP is 405 Lexington Avenue, 59th Floor, New York, NY 10174.

(11)	The address of Arena Special Opportunities Fund, LP is 405 Lexington Avenue, 59th Floor, New York, NY 10174.

(12)	The address of Arena Special Opportunities Partners (Cayman Master) I, LP is 405 Lexington Avenue, 59th Floor, New York, NY 10174.

(13)	The address of Arena Special Opportunities Partners I, LP is 405 Lexington Avenue, 59th Floor, New York, NY 10174.

(14)	The address of Arena VII, LLC is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(15)	The address of Avance Global, FI is Calle Príncipe de Vergara 131, 3ª planta, 28002, Madrid, Spain.

(16)	The address of Avance Multiactivos, FI is Calle Príncipe de Vergara 131, 3ª planta, 28002, Madrid, Spain.

(17)	The address of Banque Pictet et Cie is Route des Acacias 60, 1227 Carouge, CH-GE, CH Switzerland.

(18)	The address of Bardin Hill NE Fund LP is 299 Park Ave, 24th Floor, New York, NY 10171.

(19)	The address of Bardin Hill Opportunistic Credit Master Fund LP is 299 Park Ave. 24th Floor, New York, NY 10171.

(20)	The address of Barn Road Foundation (Cohen Capital Management Inc) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(21)	The address of BFAM ASIAN OPPORTUNITIES MASTER FUND, LP. is One Nexus Way, Camana Bay, KY1-9005, George Town, KY Cayman Islands..

(22)	The address of Blackrock Global High Yield ESG Screened Fund is JP Morgan House, International Financial Services Centre, DO1 W213, Dublin, Ireland.

(23)	The address of BUMA UNIVERSAL FONDS CTA is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(24)	The address of Cedar Ridge Investors Fund I, LP is 45 East Putnam Avenue, Suite 124, Greenwich 06830, USA..

(25)	The address of Cetus Capital III, L.P. is 8 Sound Shore Drive, Greenwich, CT 06830.

(26)	The address of Cetus Capital VI, L.P.is 8 Sound Shore Drive, Greenwich, CT 06830.

(27)	The address of Christian Dosch is c/o Goldman Sachs Bank AG, Claridenstrasse 25, Postfach, 8021 Zurich.

(28)	The address of Eric Mark T.D.A. HDM 17 Capital LLC is 134 E. 93rd Street, #11C, New York, NY 10128 USA.

(29)	The address of Ever Capital Investments SV is C/Azalea, 1. Miniparc 1. Edificio A. 28109 Alcobendas, Madrid (Spain).

(30)	The address of Fulcra Credit Opportunities Fund is 950 – 609 W Hastings St, Vancouver, BC, V6B 4W4.

(31)	The address of Graham Credit Opportunities Ltd. is c/o Graham Capital Management, L.P., 40 Highland Avenue, Rowayton, Norwalk 06853, USA.

(32)	The address of Graham Macro Strategic Ltd is 40 Highland Avenue, Rowayton, CT 06853, USA

(33)	The address of Gustavo Jose Brillembourg 2004 Trust is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(34)	The address of Harvey Prince IRA (Cohen Capital Management Inc) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(35)	The address of HCN LP is 299 Park Ave. 24th Floor, New York, NY 10171.

(36)	The address of HDML Fund II LLC is 299 Park Ave. 24th Floor, New York, NY 10171.

(37)	The address of Hedge Invest International Funds plc – HI Numen Credit Fund is 2nd Floor, Block E, Iveagh Court, Harcourt Road, Dublin, D02 YT22, Ireland

(38)	The address of High Rate, FI is Calle Príncipe de Vergara 131, 3ª planta, 28002, Madrid, Spain.

(39)	The address of High Yield Credit Screen Fund is c/o BlackRock Institutional Trust Company, National Association, San Francisco, 94105, US.

(40)	The address of Hospital Insurance Company is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(41)	The address of HP XIV is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(42)	The address of INKA for account of beTurn is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(43)	The address of iShares iBonds 2022 Term High Yield and Income ETF is 400 Howard Street, San Francisco, CA 94105, USA.

(44)	The address of Jane Street Capital is 6th Floor, 250 Vesey Street, New York 10281, USA.

(45)	The address of Jay A Cohen Separate Property Trust (Cohen Capital Management Inc) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(46)	The address of Jean E Cohen Trust (Cohen Capital Management Inc.) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(47)	The address of Jean E. Cohen Hide Fund (Cohen Capital Management Inc) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(48)	The address of JLP CREDIT OPPORTUNITY IDF SERIES INTERESTS OF THE SALI MULTI-SERIES FUND LP is 420 Lexington Avenue Suite 2040, New York, NY, 10170, USA.

(49)	The address of JLP CREDIT OPPORTUNITY MASTER FUND LTD is 420 Lexington Avenue Suite 2040, New York, NY, 10170, USA.

(50)	The address of JLP INSTITUTIONAL CREDIT MASTER FUND LP is 420 Lexington Avenue Suite 2040, New York, NY, 10170, USA

(51)	The address of Jonathan L Cohen Separate Property Trust (Cohen Capital Management Inc.) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(52)	The address of Kyma Capital Opportunities Master Fund Limited is 22-25 Portman Close, London, W1H

(53)	The address of L & J Cohen (Cohen Capital Management Inc) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(54)	The address of Laura Scher IRA (Cohen Capital Management Inc.) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(55)	The address of Leonard Cohen Non-Exempt Marital GST Trust (Cohen Capital Management Inc.) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(56)	The address of Littlejohn Opportunities Master Fund LP is 8 Sound Shore Drive, Greenwich, CT 06830.

(57)	The address of Lysander-Fulcra Corporate Securities Fund is 3080 Yonge Street, Suite 3037, Toronto, ON M4N 3NI, Canada

(58)	The address of Mangus Decendent's Trust (Cohen Capital Management Inc) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(59)	The address of Mercer QIF Fund plc – Mercer Investment Fund 1 is Millstreet Capital Management LLC 545 Boylston Street, 8th Floor Boston, MA 02116.

(60)	The address of Michelle Rabkin 1999 Trust (Cohen Capital Management Inc.) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(61)	The address of Millais Limited is Ground Floor, Harbour Reach, La Rue de Carteret, JE2 4HR, St Helier, Jersey.

(62)	The address of Millstreet Credit Fund LP is Millstreet Capital Management LLC 545 Boylston Street, 8th Floor Boston, MA 02116.

(63)	The address of New Winds Group is Calle Agustin De Foxa 37 3°A, 28036 Madrid, Spain.

(64)	The address of OFM II, L.P.is 8 Sound Shore Drive, Greenwich, CT 06830.

(65)	The address of Pala Investments Limited is 12 Castle Street, JE2 3RT, St Helier, Jersey.

(66)	The address of Peter J Appleby is 25 Passpataug Avenue, Westerly, R.I. 02819.

(67)	The address of PGF Fund is 950 – 609 W Hastings St, Vancouver, BC, V6B 4W4.

(68)	The address of PIMCO Corporate & Income Opportunity Fund is 650 Newport Center Drive, Newport Beach, CA 92660.

(69)	The address of PIMCO Corporate & Income Strategy Fund is 650 Newport Center Drive, Newport Beach, CA 92660.

(70)	The address of PIMCO Global Credit Opportunity Master Fund LDC is 46 Discovery Suite 150, Irvine, CA 92618, USA

(71)	The address of PIMCO High Income Fund is 650 Newport Center Drive, Newport Beach, CA 92660.

(72)	The address of PIMCO Income Opportunity Fund is 650 Newport Center Drive, Newport Beach, CA 92660.

(73)	The address of PIMCO Income Strategy Fund is 650 Newport Center Drive, Newport Beach, CA 92660.

(74)	The address of PIMCO Income Strategy Fund II is 650 Newport Center Drive, Newport Beach, CA 92660.

(75)	The address of PIMCO Strategic Income Fund, Inc. is 650 Newport Center Drive, Newport Beach, CA 92660.

(76)	The address of Prince Family Trust (Cohen Capital Management Inc) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(77)	The address of Redwood Drawdown Master Fund II, L.P is c/o Redwood Capital Management, LLC, 910 Sylvan Avenue, Suite 130, Englewood Cliffs, NJ 07632.

(78)	The address of Redwood Master Fund, Ltd. is c/o Redwood Capital Management, LLC, 910 Sylvan Avenue, Suite 130, Englewood Cliffs, NJ 07632.

(79)	The address of Saltoro Alpha LP is 4809 Cole Ave., Suite 260, 75205, Dallas, Texas, USA.

(80)	The address of Scher Altman 1994 Trust FBO Alison Altman (Cohen Capital Management Inc.) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(81)	The address of Scher Altman 1994 Trust FBO Jonathan Altman (Cohen Capital Management Inc) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(82)	The address of Scher Altman 1998 Trust (Cohen Capital Management Inc.) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(83)	The address of Shelton Tactical Credit Fund is 1875 Lawrence Street, Suite 300, Denver, CO 80202-1805.

(84)	The address of Silver Point Capital Fund, L.P. is 2 Greenwich Plaza, 1st Floor, Greenwich, CT 06830.

(85)	The address of Silver Point Capital Offshore Master Fund, L.P. is 2 Greenwich Plaza, 1st Floor, Greenwich, CT 06830.

(86)	The address of Sona Credit Master Fund Limited is 11 Berkley Street, Mayfair, London W1J 8DS.

(87)	The address of Stephen M Gill is Brueschrain 22, 6300 ZUG, Switzerland.

(88)	The address of Sunrise Partners Limited Partnership is c/o Paloma Partners Management Company, Two American Lane, Greenwich, CT, USA, 06831.

(89)	The address of T&D Funds Arena Short Duration High Yield Fund is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(90)	The address of TDC National Assurance Company is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(91)	The address of The Doctors Company an InterInsurance Exchange is Arena Capital Advisors, LLC 12121 Wilshire Blvd Ste 1010 Los Angeles, CA 90025.

(92)	The address of The Pohly Family Foundation is 56 Algonquin Drive, Chappaqua, NY 10514.

(93)	The address of Transamerica Life Insurance Company is 4333 Edgewood Road North East, Cedar Rapids, 52499-0001, USA.

(94)	The address of UBS Securities LLC is 1285 Avenue of the Americas, New York 10019, USA.

(95)	The address of VERSO Corporation is 6775 Lenox Center Court, Suite 400, Memphis, TN 38115, USA.

(96)	The address of VSS Fund, L.P. is 8 Sound Shore Drive, Greenwich, CT 06830.

(97)	The address of Warren L Simmons Jr. Living Trust (Cohen Capital Management Inc.) is 770 Tamalpais Drive, Suite 318 Corte Madera, CA 94925.

(98)	The address of Wellington Management Funds (Luxembourg) II SICAV is 280 Congress Street, Boston 02210, MA, USA.

(99)	The address of Zetland Special Situations Fund I LP is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, KY1-1104, George Town, Cayman Islands.

(100)	The address of Tyrus Capital is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

TAXATION

Taxation in the United Kingdom

The following paragraphs are intended as a general guide to current U.K. tax law and HM Revenue & Customs published practice applying as at the date hereof (both of which are subject to change at any time, possibly with retrospective effect) relating to the holding of ordinary shares. They do not constitute legal or tax advice and do not purport to be a complete analysis of all U.K. tax considerations relating to the holding of ordinary shares. They relate only to persons who are absolute beneficial owners of ordinary shares (and where the shares are not held through an individual savings account or a self-invested personal pension or as carried interest) and who are resident for tax purposes in (and only in) the U.K. (except to the extent that the position of non-U.K. resident persons is expressly referred to).

These paragraphs may not relate to certain classes of holders of ordinary shares, such as (but not limited to):

•	persons who are connected with the Company;

•	insurance companies;

•	charities;

•	collective investment schemes;

•	pension schemes;

•	brokers or dealers in securities or persons who hold ordinary shares otherwise than as an investment;

•	persons who have (or are deemed to have) acquired their ordinary shares by virtue of an office or employment or who are or have been officers or employees of the Company or any of its affiliates; and

•	individuals who are subject to U.K. taxation on a remittance basis.

These paragraphs do not describe all of the circumstances in which holders of ordinary shares may benefit from an exemption or relief from U.K. taxation. In particular, non-U.K. resident or domiciled persons are advised to consider the potential impact of any relevant double tax agreements.

Taxation of Chargeable Gains

Disposal of ordinary shares - individual shareholders

A disposal of ordinary shares may, depending on the circumstances and subject to any available exemption or relief, give rise to a chargeable gain (or an allowable loss) for the purposes of U.K. capital gains tax.

An individual shareholder who is resident in the U.K. for U.K. tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of their ordinary shares, are less than or equal to the upper limit of the income tax basic rate band applicable to them in respect of that tax year (the “Band Limit”) will generally be subject to capital gains tax at the flat rate of 10% (for the tax year 2021-2022) in respect of any gain (after taking advantage of the annual exemption (described below) and deducting any available capital losses) arising on a disposal or deemed disposal of their ordinary shares.

An individual shareholder who is resident in the U.K. for U.K. tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of their ordinary shares, are more than the Band Limit will generally be subject to capital gains tax at the flat rate of 10% in respect of any gain (after taking advantage of the annual exemption (described below) and deducting any available capital losses) arising on a disposal or deemed disposal their ordinary shares (to the extent that, when added to the shareholder’s other taxable gains and income in that tax year, the gain is less than or equal to the Band Limit) and at the flat rate of 20% in respect of the remainder.

Most U.K. resident individuals have an annual exemption, such that capital gains tax is chargeable only on gains arising from all sources during the tax year in excess of this figure. The annual exemption is £12,300 for the tax year 2020-2021.

Disposal of ordinary shares - corporate shareholders

Where a shareholder is within the charge to U.K. corporation tax, a disposal of ordinary shares may, depending on the circumstances and subject to any available exemption or relief, give rise to a chargeable gain (or an allowable loss) for the purposes of corporation tax.

Corporation tax is charged on chargeable gains at the rate of corporation tax applicable to that shareholder. It should be noted for the purposes of calculating any indexation allowance available on a disposal of ordinary shares that generally the expenditure incurred in acquiring those ordinary shares will be treated as incurred only when the shareholder made, or became liable to make, payment, and not at the time those shares are otherwise deemed to have been acquired. For disposals on or after 1 January 2018, indexation allowance will be calculated only up to and including December 2017, irrespective of the date of disposal of ordinary shares.

Disposal of ordinary shares – non-U.K residents

A holder of ordinary shares which is not resident for tax purposes in the U.K. should not normally be liable to U.K. capital gains tax or corporation tax on chargeable gains on a disposal of ordinary shares (unless they carry on (whether solely or in partnership) any trade, profession or vocation in the U.K. through a branch or agency or permanent establishment to which the ordinary shares are attributable (subject to certain exceptions for trading through independent agents, such as some brokers and investment managers)). However, an individual holder of ordinary shares who is temporarily non-resident may be liable, in certain circumstances, to U.K. tax on any capital gain realized while they were not resident in the U.K. (subject to any available exemption or relief).

Dividends

Withholding tax

Dividends paid by the Company on ordinary shares will not be subject to any withholding or deduction for or on account of U.K. tax, irrespective of the residence or particular circumstances of the shareholders.

Income tax

An individual holder of ordinary shares who is resident for tax purposes in the U.K. may, depending on their particular circumstances, be subject to U.K. tax on dividends received from the Company. An individual holder of ordinary shares who is not resident for tax purposes in the U.K. should not be chargeable to U.K. income tax on dividends received from the Company unless they carry on (whether solely or in partnership) any trade, profession or vocation in the U.K. through a branch or agency to which the ordinary shares are attributable (subject to certain exceptions for trading through independent agents, such as some brokers and investment managers).

A nil rate of income tax will currently apply to the first £2,000 of dividend income received by an individual shareholder in a tax year (the “Nil Rate Amount”), regardless of what tax rate would otherwise apply to that dividend income. Any dividend income received by an individual shareholder in a tax year in excess of the Nil

Rate Amount will be subject to income tax at dividend rates determined by thresholds of income, as follows:

•	at the rate of 7.5%, to the extent that the relevant dividend income falls below the threshold for the higher rate of income tax;

•	at the rate of 32.5%, to the extent that the relevant dividend income falls above the threshold for the higher rate of income tax but below the threshold for the additional rate of income tax; and

•	at the rate of 38.1%, to the extent that the relevant dividend income falls above the threshold for the additional rate of income tax.

Dividend income that is within the dividend Nil Rate Amount counts towards an individual’s basic or higher rate limits and will therefore potentially affect the level of savings allowance to which an individual is entitled, and the rate of tax that is due on any dividend income in excess of the Nil Rate Amount. In calculating into which tax band any dividend income over the nil rate falls, savings and dividend income are treated as the highest part of an individual’s income. Where an individual has both savings and dividend income, the dividend income is treated as the top slice.

Corporation tax

Corporate holders of ordinary shares which are within the charge to U.K. corporation tax should not be subject to U.K. corporation tax on any dividend received from the Company so long as the dividends qualify for exemption (as is likely) and certain conditions are met (including anti-avoidance conditions).

Stamp duty and stamp duty reserve tax (“SDRT”)

The discussion below relates to holders of ordinary shares wherever resident

Transfers of ordinary shares within a clearance service or depositary receipt system should not give rise to a liability to U.K. stamp duty or SDRT, provided that no instrument of transfer is entered into and, in the case of ordinary shares within a clearance service, provided that no election that applies to the ordinary shares is, or has been, made by the clearance service under Section 97A of the U.K. Finance Act 1986.

Transfers of ordinary shares within a clearance service where an election has been made by the clearance service under Section 97A of the U.K. Finance Act 1986 will generally be subject to SDRT (rather than U.K. stamp duty) at the rate of 0.5% of the amount or value of the consideration.

Transfers of ordinary shares that are held in certificated form will generally be subject to U.K. stamp duty at the rate of 0.5% of the consideration given (rounded up to the nearest £5). An exemption from U.K. stamp duty is available for a written instrument transferring an interest in ordinary shares where the amount or value of the consideration is £1,000 or less, and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000. SDRT may be payable on an agreement to transfer such ordinary shares, generally at the rate of 0.5% of the consideration given in money or money’s worth under the agreement to transfer the ordinary shares. This charge to SDRT would be discharged if an instrument of transfer is executed pursuant to the agreement which gave rise to SDRT and U.K. stamp duty is duly accounted for on the instrument transferring the ordinary shares within six years of the date on which the agreement was made or, if the agreement was conditional, the date on which the agreement became unconditional. The stamp duty would be duly accounted for if it is paid, an appropriate relief is claimed or the instrument is otherwise validly certified as exempt.

If ordinary shares (or interests therein) are subsequently transferred into a clearance service or depositary receipt system, U.K. stamp duty or SDRT will generally be payable at the rate of 1.5% of the amount or value of the consideration given (rounded up in the case of U.K. stamp duty to the nearest £5) or, in certain circumstances, the value of the shares (save to the extent that an election has been made under Section 97A of the U.K. Finance Act 1986). This liability for U.K. stamp duty or SDRT will strictly be accountable by the clearance service or depositary receipt system, as the case may be, but will, in practice, generally be reimbursed by participants in the clearance service or depositary receipt system.

Taxation in the United States

The following is a discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the ownership and disposition of ordinary shares. The discussion is based on and subject to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion applies only to U.S. holders that acquire ordinary shares in exchange for cash in this offering and hold the ordinary shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion also assumes that we will not be treated as a U.S. corporation under Section 7874 of the Code. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, or to shareholders subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds, insurance companies, and other financial institutions,

•	real estate investment trusts and regulated investment companies,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	brokers or dealers in securities or foreign currency,

•	tax-exempt organizations or governmental organizations,

•	individual retirement and other deferred accounts,

•	U.S. holders whose functional currency is not the U.S. dollar,

•	U.S. expatriates and former citizens or long-term residents of the United States,

•	“passive foreign investment companies,” “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax,

•	persons subject to the alternative minimum tax,

•	shareholders who hold ordinary shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction,

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein),

•	persons that actually or constructively own 10% or more of our stock by vote or value, and

•	shareholders who received their ordinary shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

The discussion does not address any non-income tax consequences or any foreign, state or local tax consequences. For purposes of this discussion, a U.S. holder means a beneficial owner of ordinary shares who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof, or that is otherwise treated as a U.S. tax resident under the Code;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A U.S. holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the ownership and disposition of ordinary shares.

Prospective purchasers are urged to consult their tax advisors with respect to the U.S. federal income tax consequences to them of the purchase, ownership and disposition of ordinary shares, as well as the tax consequences to them arising under U.S. federal tax laws other than those pertaining to income tax (including estate or gift tax laws), state, local and non-U.S. tax laws, as well as any applicable income tax treaty.

Dividends and Other Distributions on Ordinary Shares

Dividends will generally be taxed as ordinary income to U.S. holders to the extent that they are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. As such, subject to the following discussion of special rules applicable to PFICs (as defined below) and, assuming that ordinary shares continue to be listed on NASDAQ and certain holding-period requirements are met, under current law the gross amount of the dividends paid by us to U.S. holders may be eligible to be taxed at lower rates applicable to dividends paid by a “qualified foreign corporation.” Dividends paid by us will not qualify for the dividends received deduction under Section 243 of the Code otherwise available to corporate shareholders. In general, and subject to the discussion below, the dividend income will be treated as foreign source passive income for U.S. federal foreign tax credit limitation purposes. The rules relating to the determination of the U.S. foreign tax credit are complex and U.S. holders should consult their tax advisors to determine whether and to what extent a credit would be available.

To the extent that the amount of any dividend exceeds our current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted basis in ordinary shares. The balance of any excess will be taxed as capital gain, which would be long-term capital gain if the U.S. holder has held the ordinary shares for more than one year at the time the dividend is received.

It is possible that we are, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source passive income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by us as U.S. source income, which may limit a U.S. holder’s ability to claim a foreign tax credit with respect to foreign taxes payable or deemed payable in respect of the dividends or other foreign source passive income. The Code permits a U.S. holder entitled to benefits under the United Kingdom-United States Income Tax Treaty to elect to treat any dividends paid by us as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit with respect to U.K. taxes withheld, if any, on the distribution of such dividend income. U.S. holders should consult their own tax advisors about the desirability and method of making such an election.

We generally intend to pay any dividends in U.S. dollars. If we were to pay dividends in a foreign currency or other property, the amount of any such dividend will be the U.S. dollar value of the foreign currency or other property distributed by us, calculated, in the case of foreign currency, by reference to the exchange rate on the date the dividend is includible in the U.S. holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit purposes.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the following discussion of special rules applicable to PFICs, a U.S. holder will generally recognize taxable gain or loss on the sale, exchange or other taxable disposition of ordinary shares in an amount equal to the difference between the amount realized on such taxable disposition and the U.S. holder’s tax basis in the ordinary shares. A U.S. holder’s initial tax basis in ordinary shares generally will equal the cost of such ordinary shares.

The source of any such gain or loss is generally determined by reference to the residence of the holder such that it generally will be treated as U.S. source income for foreign tax credit limitation purposes in the case of a sale, exchange or other taxable disposition by a U.S. holder. However, the Code permits a U.S. holder entitled to benefits under the United Kingdom-United States Income Tax Treaty to elect to treat any gain or loss on the sale, exchange or other taxable disposition of ordinary shares as foreign source income for foreign tax credit purposes if the gain or loss is sourced outside of the United States under the United Kingdom-United States Income Tax Treaty and such gain or loss is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit. U.S. holders should consult their own tax advisors about the desirability and method of making such an election.

Gain or loss realized on the sale, exchange or other taxable disposition of ordinary shares generally will be capital gain or loss and will be long-term capital gain or loss if the ordinary shares have been held for more than one year. Non-corporate U.S. holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deduction of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

A foreign corporation is a “passive foreign investment company” (a “PFIC”) if, after the application of certain “look-through” rules, (1) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code, or (2) at least 50% of the value of its assets (determined on the basis of a quarterly average) produce “passive income” or are held for the production of “passive income.” The determination as to PFIC status is made annually. If a U.S. holder is treated as owning PFIC stock, the U.S. holder will be subject to special rules generally intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. These rules may adversely affect the tax treatment to a U.S. holder of dividends paid by us and of sales, exchanges and other dispositions of ordinary shares, and may result in other adverse U.S. federal income tax consequences.

We do not expect to be treated as a PFIC for the current taxable year, and we do not expect to become a PFIC in the future. However, there can be no assurance that the IRS will not successfully challenge this position or that we will not become a PFIC at some future time as a result of changes in our assets, income or business operations. U.S. holders should consult their own tax advisors about the determination of our PFIC status and the U.S. federal income tax consequences of holding ordinary shares if we are considered a PFIC in any taxable year.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to dividends received by U.S. holders of ordinary shares and the proceeds received on the disposition of ordinary shares effected within the United States (and, in certain cases, outside the United States), paid to U.S. holders other than certain exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9) or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Certain U.S. holders of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report, currently on IRS Form 8938, with respect to such assets with their U.S. federal income tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Substantial penalties may be imposed in the event of a failure to comply. U.S. holders should consult their own tax advisors as to the possible application to them of this filing requirement.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their respective ordinary shares offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may use one or more of the following methods when disposing of the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell ordinary shares in accordance with Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the ordinary shares, the selling shareholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell ordinary shares short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the selling shareholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the ordinary shares offered hereby.

We have also advised the selling shareholders that in order to comply with the securities laws of some states, if applicable, the securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the ordinary shares.

LEGAL MATTERS

The validity of the securities offered hereby and certain legal matters as to United Kingdom and United States law will be passed upon for us by Milbank LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference from Ferroglobe PLC´s Annual Report on Form 20-F for the year ended December 31, 2020, and the effectiveness of Ferroglobe PLC’s internal control over financial reporting have been audited by Deloitte S.L., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (and which express (1) an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the fact that management has acknowledged that certain events and conditions give rise to a material uncertainty that raise substantial doubt about Ferroglobe PLC’s ability to continue as a going concern, and (2) an adverse opinion on Ferroglobe PLC’s internal control over financial reporting because of material weaknesses). Such financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

EXPENSES

The following table sets forth the expenses, other than underwriting discounts and commissions, that were paid or are payable by us in connection with the issuance and distribution of the ordinary shares to be registered by this registration statement. None of the expenses listed below are to be borne by any of the selling shareholders named in the prospectus that forms a part of this registration statement.

SEC registration fee	$5,368
Legal fees of registrant’s counsel	30,000
Miscellaneous	5,000
Total	$40,368

EXCHANGE CONTROLS

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our securities, other than withholding tax requirements. There is no limitation imposed by English law or in our articles of association on the right of non-residents to hold or vote shares.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We understand that in England and Wales it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition to public policy aspects of enforcement, such as the aforementioned, the enforceability of any judgment in England will depend on the particular facts of the case and the relevant circumstances, for example (and expressly without limitation), whether there are any relevant insolvency proceedings which may affect the ability to enforce a judgment. In addition, the United States and the United Kingdom have not currently entered into a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards).

FERROGLOBE PLC

8,913,872 Ordinary Shares

PROSPECTUS

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under our Articles of Association, referred to as the “Articles”, subject to the provisions of the Companies Act and applicable law, Ferroglobe will exercise all of its powers to (i) indemnify any person who is or was a Ferroglobe director (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to Ferroglobe or any associated company; and/or (ii) indemnify to any extent any person who is or was a director of an associated company that is a trustee of an occupational pension scheme (including by funding any expenditure incurred or to be incurred by him or her) against any liability, incurred by him or her in connection with Ferroglobe’s activities as trustee of an occupational pension scheme; including insurance against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

Under the Articles and subject to the provisions of the Companies Act, Ferroglobe may exercise all of its powers to purchase and maintain insurance for or for the benefit of any person who is or was a Ferroglobe director, officer or employee of Ferroglobe, or a trustee of any pension fund in which employees of Ferroglobe are or have been interested, including insurance against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

No Ferroglobe director or former Ferroglobe director shall be accountable to Ferroglobe or the members for any benefit provided pursuant to the Articles. The receipt of any such benefit shall not disqualify any person from being or becoming a Ferroglobe director.

Item 9. Exhibits

The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 10. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(í), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Association of Ferroglobe PLC dated as of October 26, 2017 (incorporated by reference to Exhibit 1.1 to the annual report on Form 20-F filed by the Company on April 30, 2018).

5.1*	Opinion of Milbank LLP.

23.1*	Consent of Deloitte, S.L., Independent Registered Public Accounting Firm for Ferroglobe PLC.

23.2*	Consent of Milbank LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this registration statement).

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the United Kingdom, on July 29, 2021.

FERROGLOBE PLC

By:
Name:
Title:

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Javier López Madrid and Marco Levi, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Javier López Madrid Javier López Madrid	Director and Executive Chairman	July 29, 2021

/s/ Marco Levi Marco Levi	Director and Chief Executive Officer (Principal Executive Officer)	July 29, 2021

/s/ Beatriz García-Cos Muntañola Beatriz García-Cos Muntañola	Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)	July 29, 2021

/s/ Bruce L. Crockett Bruce L. Crockett	Director	July 29, 2021

/s/Stuart E. Eizenstat Stuart E. Eizenstat	Director	July 29, 2021

/s/ Manuel Garrido y Ruano Manuel Garrido y Ruano	Director	July 29, 2021

/s/ Marta Amusategui y Vergara Marta Amusategui y Vergara	Director	July 29, 2021

/s/ Juan Villar-Mir de Fuentes Juan Villar-Mir de Fuentes	Director	July 29, 2021

/s/ Belen Villalonga Belen Villalonga	Director	July 29, 2021

/s/ Silvia Villar-Mir de Fuentes Silvia Villar-Mir de Fuentes	Director	July 29, 2021

/s/ Nicolas De Santis Nicolas De Santis	Director	July 29, 2021

/s/ Rafael Barrilero Yarnoz Rafael Barrilero Yarnoz	Director	July 29, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, this Registration Statement on Form F-3 has been signed by the undersigned on July 29, 2021.

By:	/s/ Brian D’Amico
Name: Brian D’Amico
Title: Authorized Representative in the United States